UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2015

chatAND, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54587	27-2761655
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

244 5th Avenue, Suite C68 New York, New York	10001
(Address of principal executive offices)	(Zip Code)

(212) 321-0559
Registrant’s telephone number, including area code:

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On May 25, 2015, Mr. Steven Chaussy tendered his resignation from his position as Chief Financial Officer of the Company. Mr. Chaussy’s resignation was not a result of any disagreement with the Company or its executive officers, or any matter relating to the Company’s operations, policies or practices.

Election of Chief Financial Officer

On May 28, 2015, the Company’s Board of Directors appointed Victoria D. Rudman as the Company’s Chief Financial Officer. Ms. Rudman also serves as the interim CFO of Kalytera Therapeutics, Inc. on a part time basis, since March 2015. She has more than 25 years professional experience in multiple aspects of accounting, finance, operations, taxation and fiscal management. During her career, Ms. Rudman has worked with small-cap public companies, start-up ventures and fortune 50 global investment bank and retail brokerage firms. From 2011 to 2014, she served as Chairman and CEO for Intelligent Living Inc. (ob. ILIV). From 2005 to 2011, she ran a small consulting company that offered general financial planning services. Ms. Rudman spent over 10 years at Morgan Stanley in roles ranging from Financial Advisor for the firm’s Managing Directors, to Global Telecommunications Controller, and later Vice President and Controller. She acted as Vice President and Prime Brokerage Technology Advisor at Bear Stearns (2000-2002) and Director of Business Planning & Strategy at Visual Networks (formerly Avesta Technologies), where she was the lead project manager for the entire technology business enterprise, including IPO and strategic M&A (1999-2000). Ms. Rudman holds a Bachelor of Business Administration in Public Accounting from Pace University, Lubin School of Business in New York.

Section 9 - Financial Statements and Exhibits

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATAND, INC.

Dated: May 29, 2015	By:	/s/ Victoria D. Rudman
	Name:	Victoria D. Rudman
	Title:	Chief Financial Officer